Filed pursuant to Rule 424(b)(3)

Registration No. 333-248434

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated September 29, 2020)

Velodyne Lidar, Inc.

15,000,000 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 29, 2020 (the “Prospectus”), related to the resale from time to time by the selling stockholders named in the Prospectus or their permitted transferees of up to 15,000,000 shares of common stock, par value $0.0001 per share, of Velodyne Lidar, Inc., a Delaware corporation formerly known as Graf Industrial Corp., issued in a private placement pursuant to the terms of the Subscription Agreements (as defined in the Prospectus) in connection with, and as part of the consideration for, the Business Combination (as defined in the Prospectus) by and among GRAF, Merger Sub and Velodyne (each as defined in the Prospectus), with the information contained in our Current Reports on Form 8-K, filed with the Securities and Exchange Commission on February 22, 2021, February 18, 2021 and January 22, 2021 (the “Current Reports”). Accordingly, we have attached the Current Reports to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock and warrants are traded on The Nasdaq Global Select Market under the symbols “VLDR” and “VLDRW”, respectively. On February 19, 2021, the closing price of our common stock was $21.11 and the closing price of our warrants was $7.37.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 12 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 23, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2021

VELODYNE LIDAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38703	83-1138508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5521 Hellyer Avenue
San Jose, California	95138
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (669) 275-2251

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	VLDR	The Nasdaq Stock Market LLC
Warrants, each exercisable for three-quarters of one share of common stock	VLDRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 19, 2021, as further described in Item 8.01, the Board of Directors (the “Board”) of Velodyne Lidar, Inc. (the “Company”) terminated Marta Hall’s employment as Chief Marketing Officer of the Company, effective immediately.

Item 8.01	Other Events

On February 19, 2021, upon the recommendation of the Audit Committee of the Board following its completion of an investigation into conduct by David Hall and Marta Hall, the Board removed David Hall as Chairman of the Board and terminated Marta Hall’s employment as Chief Marketing Officer of the Company, effective immediately. The Company also confirmed receipt of a notice from David Hall and Marta Hall of their intent as stockholders to nominate one candidate to stand for election for one of two Class I Director seats on the Board at the Company’s 2021 Annual Meeting of Stockholders.

Also on February 19, 2021, the Board appointed Joseph B. Culkin, currently a member of the Board, as Chairman of the Board. Sally Frykman, the Company’s current Chief Communications Officer, was appointed as Chief Marketing Officer.

A copy of the press release regarding these developments is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release Issued by the Company on February 22, 2021
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELODYNE LIDAR, INC.

DATE: February 22, 2021	By:	/s/ Michael Vella
Michael Vella
General Counsel

Exhibit 99.1

Velodyne Lidar Announces Changes to Board of Directors and Management Team; Names New Chairman and Chief Marketing Officer

• Dr. Joseph B. Culkin, PhD, Named Chairman of the Board, Succeeding David Hall,
Sally Frykman Appointed Chief Marketing Officer, Replacing Marta Thoma Hall

• Actions Follow Audit Committee Investigation of Conduct and Statements by David and Marta Thoma Hall

• Company Confirms Receipt of Director Nomination from David and Marta Thoma Hall

SAN JOSE, Calif. – February 22, 2021 – Velodyne Lidar, Inc. (Nasdaq: VLDR, VLDRW) today announced that Dr. Joseph B. Culkin, PhD, who has served as a member of Velodyne Lidar’s Board of Directors since September 2016, has been appointed Chairman of the Board, effective immediately, succeeding David Hall. The Company also announced today that Sally Frykman, Chief Communications Officer, has been appointed to the additional role of Chief Marketing Officer, effective immediately, replacing Marta Thoma Hall.

These actions follow the completion of an investigation by the fully independent Audit Committee of the Company’s Board of Directors, which commenced in December 2020. The investigation was aided by independent legal counsel, Keker, Van Nest & Peters LLP, and reviewed certain statements and conduct by David Hall and Marta Thoma Hall. The investigation concluded that Mr. Hall and Ms. Hall each behaved inappropriately with regard to Board and Company processes, and failed to operate with respect, honesty, integrity, and candor in their dealings with Company officers and directors. Accordingly, the Board approved remedial actions including the removal of Mr. Hall as Chairman of the Board and the termination of Ms. Hall as an employee of the Company. Mr. Hall had previously informed the Board that he was voluntarily transitioning from Executive Chairman to Chairman on January 7, 2021. The Board also formally censured both Mr. Hall and Ms. Hall, and directed them both to receive appropriate remedial training. They will remain members of the Company’s Board of Directors.

Dr. Culkin co-founded Velodyne Lidar’s predecessor company, Velodyne Acoustics, and has been involved in Velodyne Lidar throughout its history, providing his invaluable guidance to the Board and management on technology and business strategy. Most recently, in his capacity on the Velodyne Board, he helped advise the Velodyne Lidar team as it transitioned to a public company.

“I look forward to taking on the role as Chairman of the Board,” said Dr. Culkin. “I have tremendous confidence that under Dr. Gopalan’s strong leadership and with the support of our world-class engineering team, Velodyne Lidar will continue to advance its growth trajectory. Together, we can deliver on our mission to improve lives and make the world a safer place through investments in transformative new autonomous technology, further cementing our role as the leading lidar provider, and generating significant returns for our stockholders.”

“We are pleased to have someone of Sally Frykman’s caliber take on the important and additional role of Chief Marketing Officer,” said Dr. Anand Gopalan, PhD, Chief Executive Officer of Velodyne Lidar. “Sally was instrumental in leading our communications efforts around our ongoing public processes. We are confident that her expertise in managing public relations and digital marketing will prove invaluable as we continue to execute on our strategic plan to deliver strong and disciplined growth.”

Receipt of Director Nomination

The Company today also confirmed receipt of a notice from David Hall and Marta Thoma Hall of their intent as stockholders to nominate one candidate to stand for election for one of two Class I Director seats on the Board at the Company’s 2021 Annual Meeting of Stockholders.

The Board expresses its concerns about the compensation arrangement between Mr. Hall and Ms. Hall and the proposed director candidate, Eric Singer, under which Mr. Hall and Ms. Hall have agreed to compensate Mr. Singer directly in cash for serving as their nominee on the Company’s Board.

Notwithstanding these concerns, the Board will review and consider the director candidate proposed by Mr. Hall and Ms. Hall and make a recommendation to Velodyne Lidar stockholders at the appropriate time. The date of the Company’s 2021 Annual Meeting has not yet been scheduled.

About Dr. Joseph B. Culkin, PhD

Dr. Joseph B. Culkin, PhD, co-founded Velodyne Lidar’s predecessor company, Velodyne Acoustics, and has been involved in the Company throughout its history, including serving as a member of Velodyne Lidar’s Board since September 2016. In 1987, Dr. Culkin founded New Logic Research, Inc., a provider of high-performance membrane filtration systems, and has served in a variety of capacities including presently as Chief Technology Officer. Dr. Culkin holds a B.S. in chemical engineering from the University of Pennsylvania, an M.A. in theoretical fluid mechanics from Johns Hopkins University, and a PhD in chemical engineering from Northwestern University. A polymath, Dr. Culkin’s issued patents include: instruments for surface charge measurement; a vibrating membrane technique for displacing evaporation and crystallization in the chemical processing industry; a method for making a new type of flat panel display; and materials science advancements in fabricating large area semiconductor photocathodes.

About Sally Frykman

Sally Frykman has been with Velodyne Lidar since 2017 and has served as Chief Communications Officer since November 2020. In that role, Ms. Frykman oversees all public relations, marketing, and communications efforts for the Company. Ms. Frykman supports investor relations activities, leads engagement around policy and regulation, and executes innovative educational campaigns for a diverse range of audiences. Ms. Frykman holds a Bachelor’s Degree from University of California, Santa Barbara, and a Master’s Degree from San Francisco State.

About Velodyne Lidar

Velodyne Lidar (Nasdaq: VLDR, VLDRW) ushered in a new era of autonomous technology with the invention of real-time surround view lidar sensors. Velodyne is the first public pure-play lidar company and is known worldwide for its broad portfolio of breakthrough lidar technologies. Velodyne’s revolutionary sensor and software solutions provide flexibility, quality and performance to meet the needs of a wide range of industries, including autonomous vehicles, advanced driver assistance systems (ADAS), robotics, unmanned aerial vehicles (UAV), smart cities and security. Through continuous innovation, Velodyne strives to transform lives and communities by advancing safer mobility for all. For more information, visit www.velodynelidar.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our financial outlook and market positioning. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan", "intend", "believe", "may", "will", "should", "can have", "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including: the impact on our operations and financial condition from the effects of the current COVID-19 pandemic both on Velodyne’s business and those of its customers and suppliers; Velodyne’s ability to execute its business plan; the timing of revenue from existing customers, including uncertainties related to the ability of Velodyne’s customers to commercialize their products and the ultimate market acceptance of these products; uncertainties related to Velodyne Lidar’s estimates of the size of the markets for its products and future revenue opportunities; the rate and degree of market acceptance of Velodyne Lidar’s products; the success of other competing lidar and sensor-related products and services that exist or may become available; rising costs adversely affecting Velodyne’s profitability; uncertainties related to Velodyne Lidar’s current litigation and potential litigation involving Velodyne Lidar or the validity or enforceability of Velodyne Lidar’s intellectual property; Velodyne Lidar’s ability to partner with and rely on third party manufacturers; general economic and market conditions impacting demand for Velodyne Lidar’s products and services; and changes in applicable laws or regulations.

Given these factors, as well as other variables that may affect Velodyne Lidar’s operating results, you should not rely on forward-looking statements, assume that past financial performance will be a reliable indicator of future performance, or use historical trends to anticipate results or trends in future periods. The forward-looking statements included in this press release relate only to events as of the date hereof. Velodyne Lidar undertakes no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Additional Information and Where to Find It

Velodyne Lidar, its directors and certain executive officers may be participants in the solicitation of proxies from stockholders in connection with Velodyne Lidar’s 2021 Annual Meeting of Stockholders (the “Annual Meeting”). Velodyne Lidar plans to file a proxy statement (the “2021 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting.

Promptly after filing its definitive 2021 Proxy Statement with the SEC, Velodyne Lidar will mail the definitive 2021 Proxy Statement and a proxy card to each stockholder entitled to vote at the Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE 2021 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT VELODYNE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, Velodyne Lidar’s proxy statement (in both preliminary and definitive form), any amendments or supplements thereto and any other relevant documents filed by Immersion with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov). Copies of Velodyne Lidar’s definitive 2021 Proxy Statement, any amendments or supplements thereto and any other relevant documents filed by Velodyne with the SEC in connection with the Annual Meeting will also be available, free of charge, at Velodyne’s website (http://www.velodynelidar.com) or by writing to Investor Relations, Velodyne Lidar, Inc, 5521 Hellyer Avenue, San Jose, CA 95138.

Contacts

Investor Contact:

Drew Hamer

Chief Financial Officer

InvestorRelations@velodyne.com

Media Contact:

Matthew Sherman / Jim Golden
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2021

VELODYNE LIDAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38703	83-1138508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5521 Hellyer Avenue
San Jose, California	95138
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (669) 275-2251

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	VLDR	The Nasdaq Stock Market LLC
Warrants, each exercisable for three-quarters of one share of common stock	VLDRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 15, 2021, James A. Graf, a director of Velodyne Lidar, Inc. (the “Company”), informed the board of directors of the Company (the “Board”) of his decision to resign as a Class II director, effective immediately. Mr. Graf’s decision to resign was not a result of any disagreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELODYNE LIDAR, INC.

DATE: February 18, 2021	By:	/s/ Michael Vella
Michael Vella
General Counsel

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2021

VELODYNE LIDAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38703	83-1138508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5521 Hellyer Avenue
San Jose, California	95138
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (669) 275-2251

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	VLDR	The Nasdaq Stock Market LLC
Warrants, each exercisable for three-quarters of one share of common stock	VLDRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 18, 2021, Barbara Samardzich, a director of Velodyne Lidar, Inc. (the “Company”), informed the board of directors (the “Board”) of the Company that she would not stand for re-election as a Class I director at the Company’s 2021 annual meeting of stockholders. Ms. Samardzich’s decision not to stand for re-election was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELODYNE LIDAR, INC.

DATE: January 22, 2021	By:	/s/ Michael Vella
Michael Vella
General Counsel